Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BRT Realty Trust and Subsidiaries
Great Neck, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-190686, 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-210168, 333-101681, 333-104461, 333-159903 and 333-182044) of BRT Realty Trust of our report dated June 8, 2016, relating to the statement of revenues and certain expenses of Chatham Court and Reflections, located at 7825 McCallum Boulevard, Dallas, TX for the year ended December 31, 2015, which appears in this Current Report on Form 8-K of BRT Realty Trust.

/s/ BDO USA, LLP

New York, New York
Date: June 8, 2016